Exhibit 10.89

Lender Agreement
This Lender Agreement ("Agreement") is entered into by and between OrangeHook, Inc. ("OrangeHook"), a Florida corporation with headquarter offices at 319 Barry Ave. S., Ste. 300, Wayzata, MN 55391 and Richard Bernstein ("Bernstein") of [*], MN (collectively, the "Parties") on June 22, 2017.

The Parties agree as follows:
1.
In consideration for this loan dated June 22, 2017 from Bernstein in the amount of $150,000 ("Loan"), OrangeHook will pay Bernstein 20 basis points per day until the Loan is repaid no later than July 21, 2017 ("Loan Period"); provided, however that the amount owed to Bernstein will be a minimum of $7,500 in interest, even if the Loan is repaid prior to twenty-five (25) days from the June 22, 2017.

2.	The maturity date of this Loan, as well as all accrued and unpaid interest, is July 21, 2017 (thirty days from the date of the Loan).
3.
Regardless of the source, the first $150,000 of funds received by OrangeHook will be paid to Bernstein upon receipt and without delay and Bernstein's receipt of such amount will constitute a payment under this agreement. The amount of the Loan will be reduced on a dollar-for-dollar basis upon Bernstein's receipt of any payments from OrangeHook under this agreement.

Agreed to and Accepted By:
OrangeHook, Inc.

/s/ David C. Carlson	Date: June 22, 2017
David C. Carlson
Title: CFO

/s/ Richard Bernstein	Date: June 22, 2017
Richard Bernstein